Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TICKETMASTER

Ticketmaster (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies that:

1.             The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 20, 1995.

2.             The name under which the Corporation was initially incorporated is PerfectMarket, Inc.

3.             This Amended and Restated Certificate of Incorporation restates and amends in its entirety the Certificate of Incorporation of the Corporation.

4.             This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and by the sole stockholder of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

5.             The text of the Certificate of Incorporation of the Corporation is hereby amended and restated, effective as of 11:59 a.m., Eastern Daylight Time, on August 20, 2008, to read in full as follows:

FIRST:                                        The name of the corporation is Ticketmaster (the “Corporation”).

SECOND:                         The address of the registered office of the Corporation in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, City of Dover, County of Kent, State of Delaware 19904.  The name of the registered agent of the Corporation at that address is National Registered Agents, Inc.

THIRD:                                    The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH:             A.             The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred and twenty-five million (325,000,000), consisting of three hundred million (300,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”) and twenty-five million (25,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”).

B.            The board of directors (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.  The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C.            Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred

Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation relating to any series of Preferred Stock).

FIFTH:   The Corporation elects not to be governed by Section 203 of the DGCL.

SIXTH:   The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board.  In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.            The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

C.            Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.            Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board or by a person specifically designated with such authority by the Board.  Stockholders are not entitled to call special meetings.

SEVENTH:           A.          Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

B.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the Board, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders).  Any director so chosen shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification, removal from office or other reason.

C.            Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

EIGHTH:               The Board is expressly empowered to adopt, amend or repeal by-laws of the Corporation.

NINTH:                 A director of the Corporation shall not be personally liable to the

Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TENTH:                 The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this 20th day of August, 2008.

TICKETMASTER

/s/ Chris Riley
By:	Chris Riley
Title:	Corporate Secretary